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                                                                    EXHIBIT 99.2

DSO-__________                                                 _________Shares


                          GELTEX PHARMACEUTICALS, INC.
                         1995 DIRECTOR STOCK OPTION PLAN
                      NONSTATUTORY STOCK OPTION CERTIFICATE

    GelTex Pharmaceuticals, Inc. (the "Company"), a Delaware corporation, hereby grants to the person named below an option to purchase shares of Common Stock, $0.01 par value, of the Company (the "Option") under and subject to the Company's 1995 Director Stock Option Plan (the "Plan") exercisable on the following terms and conditions and those set forth on the reverse side of this
Certificate:

    Name of Optionholder:
    Address:


    Social Security No.

    Number of Shares:
    Option Price:                      $
    Date of Grant:
    Expiration Date:

    Vesting Schedule: This Option shall vest and become exercisable with respect to 4,000 shares on the date of the Company's 199_ annual meeting of stockholders, [and with respect to an additional 4,000 shares on the date of the Company's 199_ annual meeting of stockholders], [and as to the final installment of 4,000 shares on the date of the Company's 199_ annual meeting of stockholders], but in all cases if and only if the Optionholder is a member of the Board of Directors of the Company at the opening of business on the applicable date.

         This Option shall not be treated as an Incentive Stock Option under section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         By acceptance of this Option, the Optionholder agrees to the terms and conditions hereof.


GELTEX PHARMACEUTICALS, INC.                Accepted and agreed to:

By: _______________________                 ____________________
     Mark Skaletsky                          Optionholder
     President & CEO


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                            [Reverse of Certificate]

          GELTEX PHARMACEUTICALS, INC. 1995 DIRECTOR STOCK OPTION PLAN

                 Nonstatutory Stock Option Terms And Conditions


         1. Plan Incorporated by Reference. This Option is issued pursuant to the terms of the Plan and may be amended as provided in the Plan. Capitalized terms used and not otherwise defined herein have the meanings given to them in the Plan. This Certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Board administers the Plan and its determinations regarding the operation of the Plan are final and binding. Copies of the Plan may be obtained upon written request without charge from the Company.

         2. Option Price. The price to be paid for each share of Common Stock issued upon exercise of the whole or any part of this Option is the Option Price set forth on the face of this Certificate.

         3. Vesting Schedule. This Option may be exercised with respect to the aggregate Number of Shares set forth on the face of this Certificate, subject to the Vesting Schedule set forth thereon, provided, however, that this Option may not be exercised as to any shares after the Expiration Date.

         4. Method of Exercise. To exercise this Option, the Optionholder shall deliver written notice of exercise to the Company specifying the number of shares with respect to which the Option is being exercised accompanied by payment of the Option Price for such shares in cash, by check or in shares of Common Stock of the Company, or in any combination thereof, as set forth in the Plan. Promptly following such notice, the Company will deliver to the Optionholder a certificate representing the number of shares with respect to which the Option is being exercised.

         5. Rights as a Stockholder or Director. The Optionholder shall not have any rights in respect of shares to which the Option shall not have been exercised and payment made as provided above. The Optionholder shall not have any right to be retained as a director by virtue of the grant of this Option.

         6. Recapitalizations, Mergers, Etc. As provided in the Plan, in the event of certain corporate transactions affecting the Company's outstanding Common Stock, the number and kind of shares subject to this Option and the exercise price hereunder shall be appropriately adjusted. In the event of certain consolidations or mergers of the Company with another entity, or the sale or exchange of all or substantially all of the assets of the Company or a reorganization or liquidation of the Company, the Board may upon written notice to the Optionholder provide that this Option shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised.

         7. Option Not Transferable. This Option is not transferable by the Optionholder otherwise than by will or the laws of descent and distribution, or as permitted by Rule 16b-3 (or any successor provision) under the Securities Act of 1934, as amended.

         8. Exercise of Option After Termination of Directorship. If the Optionholder ceases to serve as a member of the Board, the Optionholder may, during his or her lifetime, exercise the rights the Optionholder had under this Option at the time he or she ceased being a director for the full unexpired term of this Option. Any rights that have not yet become exercisable shall terminate upon cessation of membership on the Board. Upon the death of the Optionholder, the Optionholder's designated beneficiary, estate or transferee on death shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights that were available to the Optionholder at the time of death.

         9. Compliance with Securities Laws. It shall be a condition to the Optionholder's right to purchase shares of Common Stock hereunder that the Company may, in its discretion, require (a) that the shares of Common Stock reserved for issue upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933, as amended, with respect to said shares shall be in effect, or (ii) in the opinion of counsel for the Company the proposed purchase shall be exempt from registration under that Act and the Optionholder shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Optionholder, or both. The certificates representing the shares purchased under this Option may contain such legends as counsel for the Company shall deem necessary to comply with any applicable law.

         10. Payment of Taxes. The Optionholder shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld with respect to the exercise of this Option. The Committee may, in its discretion, require any other Federal or state taxes imposed on the sale of the shares to be paid by the Optionholder. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the exercise of this Option, valued at their Fair Market Value on the date of delivery. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionholder.


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